Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney Executive Vice President, CFO Jo-Ann Stores, Inc. 330-656-2600 http://www.joann.com	Investor Relations: Don Tomoff Vice President, Finance Jo-Ann Stores, Inc. 330-463-6815

JO-ANN STORES ANNOUNCES NEW BOARD MEMBER

HUDSON, OH, November 24, 2003 — (NYSE: JAS) The Board of Directors of Jo-Ann Stores, Inc. announced today that Patricia B. Morrison, Executive Vice-President and Chief Information Officer for Office Depot, Inc., was elected to the Board on November 20, 2003.

Morrison has been with Office Depot since January 2002. From June 2000 to January 2002, she was the Chief Information Officer for the Quaker Oats Company prior to Quaker Oats being acquired by Pepsico. Previously, Ms. Morrison spent three years with General Electric and was the Chief Information Officer for GE Industrial Systems. While at General Electric, she became Six-Sigma Certified. Prior to General Electric, Morrison spent 16 years with the Procter & Gamble Company in increasingly responsible positions. She started her career at Procter & Gamble after earning a Bachelor of Science, Education and B.A., Mathematics and Statistics from Miami University of Ohio.

“Patty brings a wealth of experience and expertise in information technology from a retailing as well as a consumer products perspective. Importantly, she can help us evaluate the rapidly changing retail technology arena, while providing a welcome sounding board to our internal IT leadership team. Patty will be a strong addition to our Board and we are excited to have her join us as we move forward with our store transformation growth strategy,” said Alan Rosskamm, Chairman and Chief Executive Officer.

With the election of Ms. Morrison to the Board of Directors, the Company’s Board is now comprised of eight members; at least six of whom meet the independence requirements of the New York Stock Exchange and Securities and Exchange Commission.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 814 Jo-Ann Fabrics and Crafts traditional stores and 91 Jo-Ann superstores.